UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

DARDEN RESTAURANTS, INC.

(Name of Registrant as Specified in its Charter)

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DARDEN RESTAURANTS, INC.

May [—], 2014

Dear Shareholder:

We have enclosed with this letter the proxy statement for a Special Meeting (the “Special Meeting”) of shareholders of Darden Restaurants, Inc. (“Darden” or the “Company”).

The Special Meeting will be held on [—], 2014, at [—], at [—], and you are welcome to attend. To obtain directions to attend the Special Meeting, please contact our Corporate Secretary at 1000 Darden Center Drive, Orlando, FL 32837, phone (407) 245-6565.

On May 16, 2014, the Company announced that it had entered into an Asset and Stock Purchase Agreement to sell its Red Lobster business and certain other related assets and assumed liabilities to an entity affiliated with Golden Gate Private Equity, Inc. for approximately $2.113 billion (the “Red Lobster Transaction”). The Red Lobster sale is the culmination of a robust process to maximize the value of the Red Lobster business and its real estate assets. The cash proceeds, which represent a multiple of approximately 9 times earnings before interest, taxes, depreciation and amortization (commonly called “EBITDA”) for the 12-months ending April 27, 2014, are expected to be used to strengthen Darden’s credit metrics by repaying approximately $1 billion of debt and to help finance the repurchase of up to $700 million of its common stock during fiscal 2015. In addition to strengthening the Company’s credit metrics with the lower debt levels and reducing the outstanding share count, Darden expects to maintain its current quarterly dividend of $0.55 per share, or $2.20 annually. The Board of Directors of the Company (the “Board,” “Directors” or “Board of Directors”) unanimously approved the Red Lobster Transaction, and the Board believes that the Red Lobster Transaction represents a unique and desirable opportunity for Darden and that it is in the best interests of the Company and its shareholders. Selling Red Lobster will allow Darden to eliminate the risks and uncertainties relating to the turnaround of the Red Lobster business and to focus on the value creation opportunities in Darden’s other businesses, including continuing to execute Darden’s comprehensive Brand Renaissance Plan at Olive Garden.

At the Special Meeting, you will have the opportunity to vote on a non-binding advisory proposal, if properly presented by Starboard Value LP, a Company shareholder, and certain affiliated entities and persons (collectively “Starboard”), urging the Board not to approve any agreement or proposed transaction involving a separation or spin-off of the Company’s Red Lobster business prior to the 2014 annual meeting of shareholders unless such agreement or transaction would require shareholder approval (the “Precatory Proposal”). The Red Lobster Transaction is not subject to shareholder approval and such approval is not required under applicable law. As a result, the outcome of the precatory vote at the Special Meeting is non-binding and will not affect the Company’s obligation to consummate the Red Lobster Transaction. The Company entered into the Red Lobster Transaction prior to the date of the Special Meeting because the Board believes that the Red Lobster Transaction is in the best interests of the Company and its shareholders and that delaying the sale would seriously jeopardize the ability of the Board to dispose of the Red Lobster business on terms as favorable to Darden and its shareholders as the terms in the Red Lobster Transaction.

Your vote is important. We strongly urge you (1) to read the accompanying proxy statement carefully and vote AGAINST the Precatory Proposal using the enclosed BLUE proxy card and (2) not to use or return any WHITE proxy card sent to you by Starboard. If you have voted using a WHITE proxy card sent to you by Starboard, you have every right to change your vote, and you can revoke that vote by following the instructions on the BLUE proxy card to vote by telephone, by Internet or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided. Only your last-dated proxy will count—any proxy may be revoked at any time prior to its exercise at the Special Meeting as described in the accompanying proxy statement.

Whether or not you expect to attend the Special Meeting, and regardless of the number of shares you own, it is important that your shares be represented and voted at the Special Meeting. Therefore, you are encouraged to follow the instructions on the BLUE proxy card to vote by telephone, by Internet or by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided so that your shares will be represented and voted at the Special Meeting.

Sincerely yours,

Teresa M. Sebastian

Senior Vice President,

General Counsel and

Secretary

If you have questions or need assistance voting your shares, please contact our agent:

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders call toll-free: (877) 825-8631

Banks and Brokers call collect: (212) 750-5833

DARDEN RESTAURANTS, INC.

1000 Darden Center Drive, Orlando, FL 32837

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [—], 2014

DATE OF MEETING:	[—], 2014

TIME OF MEETING:	[—] a.m., Eastern Time

PLACE OF MEETING:	[—]

ITEMS OF BUSINESS:	To consider and vote upon a non-binding advisory proposal, if properly presented by Starboard Value LP and certain affiliated entities and persons (collectively, “Starboard”), urging the Board not to approve any agreement or proposed transaction involving a separation or spin-off of the Company’s Red Lobster business prior to the 2014 annual meeting of shareholders unless such agreement or transaction would require shareholder approval.

WHO MAY VOTE/RECORD DATE:	You may vote if you were a shareholder at the close of business on [—], 2014.

DATE OF MAILING:	This proxy statement and the form of proxy are first being mailed or provided to shareholders on or about June [—], 2014.

YOUR VOTE IS IMPORTANT. Whether or not you personally plan to attend the Special Meeting, please take a few minutes now to vote by telephone or by Internet by following the instructions on the BLUE proxy card, or to sign, date and return the enclosed BLUE proxy card in the postage-paid envelope provided. If you are a beneficial owner or you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee. Regardless of the number of Company shares you own, your presence by proxy is helpful to establish a quorum and your vote is important.

You may receive proxy solicitation materials from Starboard, including its proxy statements and proxy cards. We are not responsible for the accuracy of any information provided by or relating to Starboard contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Starboard or any other statements that Starboard may otherwise make.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STARBOARD PROPOSAL AND URGES YOU NOT TO SIGN OR RETURN OR VOTE ANY PROXY CARD SENT TO YOU BY STARBOARD.

If you have previously voted using a proxy card sent by Starboard, you have the right to change your vote by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided, or by telephone or by Internet by following the instructions on the BLUE proxy card. Only the latest dated proxy card you vote will be counted. If you are a beneficial owner or you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee to change your vote. We urge you to disregard any proxy card sent to you by Starboard.

Sincerely yours,

Teresa M. Sebastian

Senior Vice President,

General Counsel and

Secretary

Preliminary Copy—Subject to Completion, dated May 30, 2014

DARDEN RESTAURANTS, INC.

SPECIAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

OF DARDEN RESTAURANTS, INC.

[—], 2014

This Proxy Statement (this “Proxy Statement”) and the accompanying BLUE form of proxy (the “BLUE Proxy Card”) is being furnished by Darden Restaurants, Inc., a Florida corporation (the “Company” or “Darden”), to the holders of outstanding shares of the Company’s common stock, no par value per share (the “Common Stock”), in connection with the special meeting of shareholders (the “Special Meeting”) to be held on [—], 2014. This Proxy Statement and the enclosed BLUE Proxy Card are first being mailed to shareholders on or about June [—], 2014.

As you may be aware, Starboard Value LP and certain affiliated entities and persons (collectively, “Starboard”) is soliciting proxies from shareholders in support of the following non-binding resolution which Starboard has indicated it intends to submit to shareholders at the Special Meeting (the “Precatory Proposal”):

To approve a non-binding resolution urging the Board not to approve any agreement or proposed transaction involving a separation or spin-off of the Company’s Red Lobster business prior to the 2014 annual meeting unless such agreement or transaction would require shareholder approval.

Under applicable law and stock exchange rules, a sale or spin-off of Red Lobster does not require shareholder approval, whether at a special meeting or otherwise. Rather, such a transaction properly may be authorized solely by action of the Board of Directors of the Company (the “Board”) pursuant to the directors’ fiduciary duties to act in the best interests of the Company and its shareholders. Under controlling Florida law, a corporation has the power to sell its property, without the approval of its shareholders, on the terms and conditions and for the consideration determined by the corporation’s board of directors, subject to their fiduciary duties, so long as the property to be sold does not constitute all or substantially all of the corporation’s property. The Red Lobster Transaction (as defined below) does not involve a sale of all or substantially all of the Company’s property because, among other reasons, the Red Lobster business represents only 25% of the Company’s consolidated EBITDA (based on third quarter EBITDA) and 19.4% of the Company’s total assets as of February 2014. Therefore, the Red Lobster Transaction does not require the approval of the Company’s shareholders.

On May 16, 2014, the Company announced it had entered into an Asset and Stock Purchase Agreement (the “Agreement”) with an entity affiliated with Golden Gate Private Equity, Inc. (“Golden Gate Capital”) to purchase the Company’s Red Lobster business and certain other related assets and assumed liabilities for approximately $2.113 billion (the “Red Lobster Transaction”). The Board believes that the Red Lobster Transaction represents the best opportunity for the Company to realize and maximize shareholder value with respect to the Red Lobster business and that the Red Lobster Transaction is very attractive to the Company and shareholders from a strategic and financial perspective. The Red Lobster Transaction also represents a key step in the Company’s strategic plan for enhancing shareholder value and promoting the long-term success of the Company’s remaining brands moving forward. You should refer to the heading “Response of the Company — Summary of the Red Lobster Transaction” for a more detailed explanation of the terms and conditions of the Red Lobster Transaction.

The Board, after careful consideration, decided to approve the Red Lobster Transaction, even though the Transaction is not conditioned on shareholder approval, because (i) the Red Lobster Transaction was not available on such terms, (ii) the sale of Red Lobster is highly attractive both financially and strategically, (iii) the real estate investment climate is excellent and the debt markets are currently very strong, (iv) the competitive Red Lobster process would have been extremely difficult to restart if it were significantly delayed, (v) delay would risk further decline in Red Lobster’s performance, and (vi) delay could result in a less attractive acquisition price or a failed process. Thus, the Board believed that delaying the execution of the agreements with respect to the Red Lobster Transaction in order to seek shareholder approval would have severely undermined the prospects for reaching an agreement for this value-maximizing transaction with Golden Gate Capital and therefore would have threatened the significant and attractive value being offered in the Red Lobster Transaction. You should refer to the heading “Reasons for the Red Lobster Transaction” for a more detailed explanation of the Board’s reasons for approving the Transaction.

Because the Precatory Proposal is non-binding and a transaction for the sale of the Red Lobster business has already been approved by the Board and entered into by the Company, the outcome of the vote on the Precatory Proposal will have no binding legal effect on the Company. The Board is not required by law to implement the Precatory Proposal, notwithstanding the outcome of a vote on the Precatory Proposal. Nevertheless, the Precatory Proposal will be approved by our shareholders if, under Florida law, it receives the support of a majority of the votes cast at the Special Meeting.

Holders of record of Common Stock will be entitled to one vote per share. As of April 27, 2014, the most recent practicable date prior to the date of this proxy statement, there were 132,290,825 shares of Common Stock outstanding and entitled to vote at the Special Meeting. There are no other voting securities of the Company outstanding.

As of April 27, 2014, the Directors and executive officers of the Company collectively own 4,219,773 shares of Common Stock, representing approximately 3.11% of the then outstanding shares of Common Stock. Each of the Company’s executive officers and Directors intends to vote against the Precatory Proposal at the Special Meeting.

In accordance with Florida law, the close of business on [—], 2014 is the record date (the “Record Date”) for the determination of the Company’s shareholders who are entitled to vote at the Special Meeting.

If you have any questions or need assistance voting, please call our proxy solicitor:

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders call toll-free: (877) 825-8631

Banks and Brokers call collect: (212) 750-5833

i

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT

What is this document?

This document is the proxy statement of Darden Restaurants, Inc. that is being furnished to shareholders in connection with the Special Meeting of shareholders to be held on [—], 2014. A form of BLUE Proxy Card also is being furnished with this document.

We will refer to Darden Restaurants, Inc. throughout this proxy statement as “we,” “us,” the “Company” or “Darden.”

Why am I receiving this Proxy Statement?

You are receiving this document because you were one of our shareholders at the close of business on [—], 2014, the record date for the Special Meeting. We are sending this Proxy Statement and the BLUE Proxy Card to you in order to solicit your proxy (i.e., your permission) to vote your shares of Common Stock upon the Precatory Proposal and any other matters that properly may come before the Special Meeting. Because our shares are widely held, it would be impractical, if not impossible, for our shareholders to meet physically in sufficient numbers to hold a meeting. Accordingly, proxies are solicited from our shareholders. United States federal securities laws require us to send you this Proxy Statement and specify the information required to be contained in it.

Who is making this solicitation?

Darden Restaurants, Inc. is making this solicitation.

What does it mean if I receive more than one Proxy Statement or BLUE Proxy Card?

If you receive multiple Proxy Statements or BLUE Proxy Cards, this may mean that you have more than one account with brokers or our transfer agent. Please vote each BLUE proxy card that you receive to ensure that all of your shares are represented at the meeting.

We may conduct multiple mailings prior to the Special Meeting date to ensure shareholders have our latest proxy information and materials to vote. We will send you a new BLUE Proxy Card with each mailing, regardless of whether you have previously voted. The latest dated proxy you submit will be counted, and, IF YOU WISH TO VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS, then you should only vote using the Company’s BLUE Proxy Cards.

What information is available on the Internet?

This Proxy Statement, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other financial documents are available free of charge at the Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov. This Proxy Statement and our annual report to shareholders are also available at the Investor Relations section of our corporate website at www.darden.com.

Who may attend the Special Meeting?

The Special Meeting is open to all of our shareholders as of the Record Date. To attend the meeting, you will need to register upon arrival. We also may check for your name on our shareholders list and ask you to produce valid identification. If your shares are held in “street name” by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own Common Stock, it is possible that you will not be admitted to the meeting.

What if I have a disability?

If you are disabled and would like to attend the Special Meeting, we can provide reasonable assistance. Please send any request for assistance to Darden Restaurants, Inc., 1000 Darden Center Drive, Orlando, FL 32837, Attention: Corporate Secretary or call (407) 245-6565 at least two weeks before the meeting.

Who will count the votes cast at the Special Meeting?

The Board of Directors will appoint an independent inspector of election to serve at the Special Meeting. The independent inspector of election for the Special Meeting will determine the number of votes cast by holders of Common Stock on each item of business to be considered at the Special Meeting. Final results of the meeting will be announced following certification by the independent inspector of election.

How can I find the voting results of the Special Meeting?

We will report the preliminary voting results in a Current Report on Form 8-K, which we will file with the SEC no later than four (4) business days following the completion of the Special Meeting. We will amend this filing to include final results if the independent inspector of election has not certified the results when the original Current Report on Form 8-K is filed.

VOTING MATTERS

What am I voting on?

You will be voting in a non-binding advisory capacity regarding a proposal, if properly presented at the Special Meeting by Starboard, urging the Board not to approve any agreement or proposed transaction involving a separation or spin-off of the Company’s Red Lobster business prior to the 2014 annual meeting unless such agreement or transaction would require shareholder approval.

The results of the Special Meeting will not have any binding legal effect on the Company or its decision to sell the Red Lobster business and certain other related assets and assumed liabilities. As discussed in the section “Response of the Company,” the Board has approved, and the Company has entered into, a binding agreement to sell the Red Lobster business and certain other related assets and assumed liabilities to an entity affiliated with Golden Gate Private Equity, Inc. (“Golden Gate Capital”). The Red Lobster Transaction is expected to close after the Special Meeting, subject to the fulfillment of customary closing conditions. The closing conditions do not include a shareholder approval, and accordingly the Company’s obligations to close pursuant to the definitive agreements with Golden Gate Capital are not affected by and operate independently of the outcome of the vote with regard to the Precatory Proposal.

Who is entitled to vote?

You may vote if you owned shares of our Common Stock at the close of business on [—], 2014. As of April 27, 2014, there were 132,290,825 shares of our Common Stock outstanding.

How many votes must be present to hold the Special Meeting?

In order to lawfully conduct the Special Meeting, any number of shareholders together holding a majority of the votes entitled to be cast, represented in person or by proxy, must be present at the Special Meeting. This is called a “quorum.” Based on the number of shares outstanding as of the April 27, 2014, holders of at least 66,145,413 shares must be present in person or by proxy at the Special Meeting in order to establish a quorum. Your shares are counted as present at the Special Meeting if you attend the Special Meeting and vote in person or if you properly return a proxy by one of the methods described below under the question “How do I vote before the Special Meeting?”. Abstentions and “broker non-votes” (as explained below under the question “What is a ‘broker non-vote’?”) also will be counted for purposes of establishing a quorum.

How many votes do I have and can I cumulate my votes?

You have one vote for every share of our Common Stock that you own. Cumulative voting is not available.

May I vote my shares in person at the Special Meeting?

Yes. You may vote your shares at the Special Meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Whether or not you plan to attend the Special Meeting in person, however, in order to assist us in promptly tabulating votes at the Special Meeting, we encourage you to vote by returning your BLUE Proxy Card or following the instructions on the BLUE Proxy Card to vote by telephone or the Internet.

How do I vote before the Special Meeting?

Before the Special Meeting, you may vote your shares in one of the following three ways by following the directions on your BLUE Proxy Card:

•	by completing, signing and returning the enclosed BLUE Proxy Card in the postage-paid envelope;

•	by using the telephone (within the United States and Canada) by following the telephone voting instructions on the BLUE proxy card; or

•	by using the Internet by following the Internet voting instructions on the BLUE proxy card.

If you hold shares in the name of a broker, your ability to vote those shares by Internet or telephone depends on the voting procedures used by your broker, as explained below under the question “How do I vote if my broker holds my shares in ‘street name’?”. The Florida Business Corporation Act provides that a shareholder may appoint a proxy by electronic transmission, so we believe that the Internet or telephone voting procedures available to shareholders are valid and consistent with the requirements of applicable law.

How do I vote if my broker holds my shares in “street name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), your bank or broker will send you a request for directions for voting those shares. Many (but not all) brokerage firms and banks participate in a program provided through Broadridge Financial Solutions, Inc. that offers Internet and telephone voting options.

What is a “broker non-vote”?

If you own shares through a broker in street name, you may instruct your broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your broker with voting instructions at least ten (10) days before the Special Meeting and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a “routine” matter under applicable rules. See “How will abstentions and broker non-votes be treated?” and “Will my shares held in street name be voted if I do not provide my proxy?” below. There will be no routine matters at the Special Meeting.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but for purposes of whether or not the proposal is deemed “approved” by shareholders, will not be counted as votes cast either in favor of or against the Precatory Proposal.

What happens if I do nothing?

If you do not vote using any white proxy card that Starboard may send you and you do not vote using any BLUE Proxy Card from the Company or vote in person at the meeting, your shares will not be considered present and entitled to vote for purposes of determining whether a quorum is present and will not be counted as votes cast either in favor of or against the Precatory Proposal.

Will my shares held in street name be voted if I do not provide my proxy?

On certain “routine” matters, brokerage firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. The Precatory Proposal to be voted on at the Special Meeting is not considered a routine matter, and, therefore, your shares will not be voted at the Special Meeting unless you instruct your brokerage firm to vote in a timely manner.

How will my proxy be voted?

The individuals named on the BLUE Proxy Card will vote your proxy in the manner you indicate on the BLUE Proxy Card.

What if I return my BLUE Proxy Card or vote by Internet or telephone but do not specify my vote?

If you sign and return your BLUE Proxy Card or complete the Internet or telephone voting procedures but do not specify how you want to vote your shares, the individuals named on the BLUE Proxy Card will vote them “AGAINST” the Precatory Proposal.

Can I change my mind and revoke my proxy?

Yes.   To revoke a proxy given pursuant to this solicitation, you must either:

•	sign another proxy with a later date and return it to our Corporate Secretary at Darden Restaurants, Inc., 1000 Darden Center Drive, Orlando, FL 32837, at or before the Special Meeting;

•	provide our Corporate Secretary with a written notice of revocation dated later than the date of the proxy at or before the Special Meeting;

•	re-vote by following the telephone voting instructions on the BLUE proxy card;

•	re-vote by following the Internet voting instructions on the BLUE proxy card; or

•	attend the Special Meeting and vote in person—note that attendance at the Special Meeting will not revoke a proxy if you do not actually vote at the Special Meeting.

If you have previously signed a white proxy card sent to you by Starboard, you may change your vote by marking, signing, dating and returning the enclosed BLUE Proxy Card in the accompanying postage-paid envelope or by voting by telephone or via the Internet by following the instructions on your BLUE Proxy Card. Submitting a later dated white Starboard proxy card will revoke votes you have previously made via the Company’s BLUE Proxy Card.

What vote is required to approve the proposals?

The Precatory Proposal will be deemed approved if the number of shares of Common Stock voted “FOR” such proposal exceeds the number of shares of Common Stock voted “AGAINST” such proposal, and will be deemed defeated if the number of shares of Common Stock voted “AGAINST” such proposal exceeds the number of shares of Common Stock voted “FOR” such proposal. If you vote “ABSTAIN” from voting on the Precatory Proposal via a properly executed BLUE Proxy Card, the Internet or telephone, your vote will not be counted as cast “FOR” or “AGAINST” the proposal. Broker non-votes likewise will not be treated as cast “FOR” or “AGAINST” the proposal. Accordingly, neither abstentions nor broker non-votes will impact whether the Precatory Proposal is deemed approved, although all expressions of voting intent, including the decision to

“ABSTAIN” or otherwise not vote rather than to vote “FOR” or “AGAINST” will be considered by the Company in interpreting the outcome of the Special Meeting.

How do you recommend that I vote on these items?

The Board of Directors recommends that you vote “AGAINST” the Precatory Proposal.

What should I do if I receive a proxy card from Starboard?

We expect that you will receive proxy solicitation materials from Starboard, including a proxy statement and white proxy card. Our Board unanimously recommends that you disregard any proxy statement and white proxy card you may receive from Starboard. We are not responsible for the accuracy of any information provided by or relating to Starboard contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Starboard or any other statements that Starboard may otherwise make. If you have already voted using the white proxy card, you have every right to change your vote by executing and returning the enclosed BLUE Proxy Card or by voting by telephone or via the Internet by following the instructions provided on the enclosed BLUE Proxy Card. Only the latest dated proxy you submit will be counted. If you wish to vote pursuant to the recommendation of the Board, you should disregard any proxy card that you receive other than the BLUE Proxy Card. If you have any questions or need assistance voting, please call Innisfree, our proxy solicitor, at (877) 825-8631.

Who should I call if I have questions about the solicitation?

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders call toll-free: (877) 825-8631

Banks and Brokers call collect: (212) 750-5833

DESCRIPTION OF THE STARBOARD SOLICITATION

As set forth in Starboard’s proxy statement and related materials filed with the SEC, Starboard is soliciting your proxy to approve a non-binding resolution urging the Board not to approve any agreement or proposed transaction involving a separation or spin-off of the Company’s Red Lobster business prior to the 2014 annual meeting unless such agreement or transaction would require shareholder approval.

BACKGROUND OF THE STARBOARD SOLICITATION

The Company is a corporation formed pursuant to the laws of the State of Florida. It is the world’s largest full-service restaurant company. The Company owns and operates more than 2,100 restaurants that generate over $8.5 billion in annual sales. Headquartered in Orlando, Florida, the Company employs more than 200,000 people and operates eight restaurant brands—Red Lobster®, Olive Garden®, LongHorn Steakhouse®, Bahama Breeze®, Seasons 52®, The Capital Grille®, Eddie V’s Prime Seafood® and Yard House®.

Following careful study by Darden’s management and Board of industry and business trends and various potential value-creation opportunities over the course of calendar year 2013, as well as input from Darden shareholders, on December 19, 2013, the Company announced a comprehensive strategic plan to enhance shareholder value, address changing industry dynamics in the casual dining sector and leverage the benefits of the Company’s position as the premier casual dining restaurant company. The elements of this comprehensive plan included separating the Company’s Red Lobster business, reducing unit growth, lowering capital expenditures, forgoing acquisitions, increasing cost savings, increasing the return of capital to shareholders and refining the Company’s compensation and incentive programs. The Company subsequently provided additional details concerning operational initiatives, including with respect to enhancing Olive Garden performance.

On December 23, 2013, Starboard filed a Schedule 13D with the SEC (the “Schedule 13D”) disclosing a 5.6% interest in Darden. According to the Schedule 13D, Starboard acquired 71% of its interest in the Company in the two trading days after the Company’s December 19, 2013 announcement of its comprehensive strategic plan at an average share price of $50.66.

Consistent with the Company’s commitment to welcoming shareholder input toward the goal of enhancing shareholder value, members of the Company’s management met with representatives of Starboard on January 8, 2014 to discuss Starboard’s views on the Company and its strategic alternatives.

On January 21, 2014, four weeks after Starboard acquired the bulk of its interest, Starboard delivered a letter to the Company’s Chairman and CEO, Clarence Otis, Jr., and the Board, expressing Starboard’s opposition to the Company’s comprehensive strategic plan. In particular, although Starboard acknowledged in its letter that Red Lobster “could perform better with increased management focus,” it expressly rejected the proposed separation of Red Lobster as not being in the best interests of shareholders. In the letter, Starboard expressed support for an alternative transaction involving the Company’s real estate and the possibility of a break-up of the Company’s brands into two separate companies.

On January 29, 2014, as part of the Company’s continued efforts to work constructively with its shareholders, including Starboard, to enhance shareholder value, the Company’s management again met with representatives of Starboard at the Company’s headquarters. During the meeting, management further discussed with Starboard its rationale for Darden’s comprehensive plan.

On February 10, 2014, Starboard delivered another letter to Mr. Otis and the Board, reiterating its opposition to the planned separation of Red Lobster. In the letter, Starboard announced that it was “currently evaluating all options” and that it was “prepared to take all steps necessary to hold the Board accountable for its actions, including nominating a majority slate of director candidates and seeking the support of our fellow shareholders to replace a majority of the Board at the 2014 Annual Meeting.” Starboard also reaffirmed its alternative plan for the Company, including the potential break-up of the Company’s brands and assets.

On February 24, 2014, Starboard filed a preliminary consent solicitation statement with the SEC announcing its intent to solicit written requests from the Company’s shareholders to demand the Company call a special meeting of the shareholders. At the same time, Starboard released an open letter to shareholders.

On March 3, 2014, the Company issued a press release and investor presentation titled “Strategic Action Plan to Enhance Shareholder Value.” Following the release, the Company held a conference call with analysts and investors to discuss the presentation and the Company’s comprehensive strategic plan.

On March 10, 2014, the Company filed a Form 10 Registration Statement with the SEC in preparation for a potential spin-off of Red Lobster, which was being considered as an alternative to the Red Lobster sales process.

On March 12, 2014, Starboard delivered a letter to the Corporate Secretary requesting a shareholder list for the Company.

On March 18, 2014, the Company filed a preliminary revocation solicitation statement with the SEC opposing Starboard’s special meeting consent solicitation.

On March 20, 2014, Starboard filed a definitive consent solicitation statement and sent a related letter to the Company’s shareholders.

On March 25, 2014, our lead independent director, Chuck Ledsinger, spoke telephonically with Jeffrey C. Smith of Starboard. Discussions focused on Red Lobster, the value of Darden’s real estate, various operational initiatives and the matters previously raised by Starboard in their public communications.

On March 27, 2014, the Company sent a letter to shareholders providing them with the contact information for the Company’s proxy solicitor and indicating that they would be receiving additional materials from the Company concerning the Special Meeting solicitation.

On March 31 and April 1, 2014, Starboard issued a press release and filed two investor presentations in support of its Special Meeting solicitation.

On April 1, 2014, the Company filed its definitive revocation solicitation statement with the SEC.

On April 10, 2014, several independent directors of the Board met with representatives of Starboard at Starboard’s offices in New York City.

On April 11, 2014, Egan-Jones Proxy Services recommended against Starboard’s solicitation to call the Special Meeting, while Glass Lewis & Co. and Institutional Shareholder Services recommended in favor.

On April 22, 2014, Starboard delivered to the Company written requests for a Special Meeting purporting to represent 55.5% of the outstanding shares of Common Stock from shareholders of record as of the March 20, 2014.

On April 25, 2014, Starboard delivered an additional 2,210,867 written requests from shareholders of record requesting a Special Meeting.

On April 29, 2014, members of the Company’s management met with representatives of Starboard at the Barclays Retail and Consumer Discretionary Conference in New York City.

On May 2, 2014, IVS Associates, Inc. (“IVS”), an independent inspector, provided to Darden preliminary voting results disclosing that Starboard had delivered written requests representing an aggregate of 74,638,027 shares of Common Stock, constituting approximately 56.6% of the outstanding shares of Common Stock as of the March 20, 2014 record date for the Special Meeting solicitation.

Also on May 2, 2014, Starboard filed its preliminary proxy statement for the Special Meeting and sent a letter to the Board demanding a special meeting be called.

On May 6, 2014, IVS announced the final results of the Starboard consent solicitation, indicating that Starboard had delivered written requests representing 56.6% of the outstanding shares of Common Stock.

On May 7, 2014, Starboard wrote a letter to the Board demanding that the Board call a special meeting without delay.

On May 14, 2014, Starboard wrote a letter to the Board again demanding that the Board call a special meeting.

On May 16, 2014, the Company announced that it had entered into the Red Lobster Transaction with Golden Gate Capital. Starboard released a public letter that same day criticizing the transaction.

On May 21, 2014, Starboard delivered a notice of nomination to the Company nominating 12 individuals for election to the Company’s Board of Directors at the 2014 annual meeting of shareholders.

On May 22, 2014, Starboard released a public letter announcing its slate of nominees to replace Darden’s full Board and criticizing the Red Lobster Transaction. In its letter, Starboard announced that it had increased its stake in the Company to approximately 6.2%.

On May 22, 2014, the Company announced that the Board and the Board’s Nominating and Corporate Governance Committee would consider the Starboard nominations in due course. The Company also questioned Starboard’s analysis and conclusions concerning the Red Lobster Transaction.

On May 30, 2014, the Company filed its preliminary proxy statement for the Special Meeting.

BACKGROUND OF THE TRANSACTION

As part of its ongoing consideration and evaluation of the Company’s long-term prospects and strategies, the Board and senior management have regularly reviewed and assessed the Company’s business strategies and objectives, including strategic opportunities and challenges, and have considered various strategic options potentially available to the Company, all with the goal of enhancing value for the Company’s shareholders. The strategic discussions have focused on, among other things, the business environment facing the casual dining industry, generally, and Darden, specifically.

Review of Strategic Alternatives Prior to Announcement of Comprehensive Strategic Plan

Beginning in early 2013, the Company undertook an extensive review of various strategic, operational and financial alternatives to address changes in consumer demand and improve performance. The strategic alternatives evaluated by the Company included assessing the Company’s overall business mix and portfolio of brands at a Company-wide and individual brand level and various spin-off or sale alternatives with respect to the Company’s businesses. The Company also considered re-franchising, unit rationalization and other approaches, including a separation of the Specialty Restaurant Group into a separately traded public company both with and without one or more of the Company’s other brands and the separation or monetization of the Company’s real estate assets (including through spinning off the real estate of the Company into a real estate investment trust (“REIT”) or through sale-leaseback or other transactions). In addition to various strategic alternatives, the Company also considered various options for enhancing operational performance of the Company’s restaurants. The Board led this review of the various strategic and operational alternatives for the Company with the advice and input of Goldman, Sachs & Co. (“Goldman Sachs”), the Company’s financial advisor. The Board also later retained Morgan Stanley to provide it with financial advice and assistance in connection with certain matters, including, as appropriate, independent views on the range of alternatives available to the Company to maximize shareholder value.

Following multiple Board meetings, on December 19, 2013, the Company publicly announced a comprehensive strategic plan, which included the separation of Red Lobster through the pursuit of “dual track” parallel processes for selling or spinning off Red Lobster, reduced unit growth, refined executive compensation and incentive programs as well as other initiatives to reduce costs and enhance return of capital to shareholders. The Board believed that each of the elements of this strategic plan would increase the likelihood of success of the Company’s operational improvement initiatives, including the Company’s subsequently announced “Olive Garden Brand Renaissance” strategy. The Company also later retained Alvarez & Marsal North America to assist with the Company’s cost saving and cost optimization efforts and identification of potential revenue enhancement opportunities. These efforts are ongoing.

Review of the Sale Process

In January 2014, at the direction of the Company and the Board, a process was launched through which representatives of Goldman Sachs, the Company’s financial advisor, contacted approximately 70 potential strategic and financial buyers to purchase the Red Lobster business and related debt.

In addition to the approximately 70 strategic and financial buyers contacted in the sales process, at the direction of the Company, representatives of Goldman Sachs also contacted approximately 25 additional potential real estate assets-only buyers to solicit interest in monetizing the Red Lobster real estate. The real estate process was designed to maximize the value attainable in the sales process for the entire Red Lobster business by facilitating attractive sale-leaseback financing for the strategic and financial buyers. The real estate process also was designed to provide the Company with the flexibility to pursue a real estate transaction in connection with a subsequent spin-off of the Red Lobster operating business in the event the sales process for the entire Red Lobster business did not achieve attractive results and the Company determined to proceed with a spin-off. Real estate buyer interest was assessed for several months in order to facilitate strategic pairings with buyers prior to the conclusion of the sales process.

The Board and a committee of independent directors charged with focusing on reviewing various value-creation alternatives potentially available to the Company, including with respect to the Red Lobster separation process (the “Transaction Committee”), periodically met and was regularly apprised by management and external advisors on recent developments, the performance of Red Lobster, and other matters.

In late January 2014, the Board met to once again consider the possibility of spinning off the real estate of the Company into a REIT. The Board discussed, among other things, the relative merits and considerations associated with a Darden REIT. The Company’s financial advisors reviewed financial information related to the Company’s alternatives for real estate and the Board discussed potential risks, including the possibility that the REIT assets would lack diversity, the risks of having a single tenant REIT if the tenant defaulted, the difficulty in identifying the peer group for a single tenant REIT, the high costs of and prolonged period required for execution and the friction costs associated with the spin-off, and the possible tax consequences and challenges of creating a REIT. The Board also discussed the potential operational risks to spinning off the Company’s real estate, including the loss of operational flexibility to quickly dispose of properties as necessary, easily close underperforming units, and avoid exposure to significant rent increases imposed by third-party landlords.

On February 24, 2014, Starboard filed a preliminary solicitation statement seeking shareholder consents to demand the Company call a special meeting to vote on the Precatory Proposal. Following Starboard’s announcement that it would seek a special meeting, bidders in the Red Lobster sales process strongly advised the Company that the uncertainty associated with a shareholder approval closing condition would be unacceptable to them given the time and financial resources required to explore a transaction and formulate a final bid.

On March 10, 2014, the Company filed a Form 10 Registration Statement with the SEC in preparation for a potential spin-off of Red Lobster, which was being considered as an alternative to the Red Lobster sales process.

On March 18 and 19, 2014, the Board met to receive updates on the potential Red Lobster separation alternatives, including the general sales process, real estate process and spin-off. The Board reviewed and considered the various strategic alternatives and the current and projected performance of the Company and Red Lobster.

Over the course of April 2014, representatives of Goldman Sachs, at the direction of the Company, introduced the interested potential buyers of the entire Red Lobster business who remained in the sales process to potential real estate partners that had been participating in the real estate process in order to facilitate sale-leaseback financing for the remaining buyers and encourage them to maximize bid values.

The Company received final proposals in late April 2014, and the Board and the Transaction Committee continued to meet during the month of May to analyze and review, in consultation with external advisors, various strategic alternatives and the separation and sales process and the details thereof. Representatives of the Company also continued to work on negotiating terms and conditions of a transaction.

After approval by the Board, Darden and Golden Gate Capital executed and delivered the Agreement on May 15, 2014.

The Company issued a press release and investor presentation announcing the Red Lobster Transaction on May 16, 2014.

RESPONSE OF THE COMPANY

On May 16, 2014, the Company announced that it had entered into a definitive Agreement to sell its Red Lobster business and certain other related assets and assumed liabilities to Golden Gate Capital for approximately $2.113 billion. The Company expects to complete the Red Lobster Transaction in our first fiscal quarter of 2015, subject to the receipt of regulatory approvals and customary closing conditions. The Board believes that the sale of Red Lobster is a desirable transaction because it will allow Darden to eliminate risks and uncertainties for Darden and its shareholders relating to the turnaround of the Red Lobster business and will enhance Darden’s ability to focus on the value creation opportunities in Darden’s other businesses. The Board also believes that the Agreement and the Red Lobster Transaction represent the best opportunity for the Company to realize and maximize the value of the Red Lobster business, including the Red Lobster real estate.

Darden expects to receive net cash proceeds, after tax and transaction costs, of approximately $1.6 billion, of which approximately $1 billion is expected to be used to retire outstanding debt and $500-600 million is expected to be used to support a new share repurchase program of up to $700 million in fiscal 2015. In addition to strengthening the Company’s credit profile, the lower debt levels and reduced outstanding share count is expected to enable Darden to maintain its current quarterly dividend of $0.55 per share, or $2.20 annually, for fiscal year 2015.

Reasons for the Red Lobster Transaction

The Board unanimously approved the Red Lobster Transaction following a competitive and robust multi-track sales process with financial, strategic and real estate buyer participation to maximize the value of the Red

Lobster business and its real estate assets. Beginning in late December 2013, the Company contacted approximately 70 financial and strategic buyers. At the same time, the Company reached out to approximately 25 additional real estate buyers and ran a separate process solely for Red Lobster’s real estate. Real estate buyer interest was assessed for several months, enabling strategic pairings with buyers interested in the Red Lobster operating business and providing insight into possible valuations for monetizing the real estate. Following the conclusion of the real estate process, the Company and its external advisors then paired real estate buyers with operating company buyers, which enabled the buyers to submit joint final proposals for the entire Red Lobster business that maximized valuations for the operating assets and real estate. For additional information regarding the Red Lobster sales process, see the section entitled “Background of the Transaction.”

During the sales process, the Board considered various alternatives for maximizing the value of the Red Lobster business, including a sale of the Red Lobster business, a spin-off of the Red Lobster business, a sale of the Red Lobster real estate and retention of the Red Lobster business and a sale of the Red Lobster real estate and subsequent spin-off of the Red Lobster business. The Board also considered forgoing any strategic transaction and retaining Red Lobster as part of the overall Company. Outside of the Red Lobster sales process, the Board considered other strategic alternatives, such as a spin-off of Darden’s entire real estate portfolio into a separate publicly-traded REIT, as well as a monetization of the Company’s real estate through a series of sale-leaseback transactions.

Following the completion of the sales process and after considering all of the value-enhancing strategic alternatives available to the Company, the Board determined that the Red Lobster Transaction presented the most attractive opportunity to enhance shareholder value. In the course of reaching its determination, the Board consulted with management and its external legal and financial advisors and considered a number of substantive factors and potential benefits of the transaction. The Board believed that, taken as a whole, the following factors supported its decision to approve the Red Lobster Transaction:

•	The Board’s familiarity with the Red Lobster business, operations, assets, properties, business strategy and competitive position and the nature of the industry in which Red Lobster operates, industry trends, and economic and market conditions, both on a historical and on a prospective basis;

•	The condition and prospects of the Red Lobster business, as well as the risks involved in achieving those prospects and the risks and uncertainties associated with operating the Red Lobster business, including the possibility of an extended turnaround period for the Red Lobster business and continued exposure to Red Lobster’s high earnings volatility;

•	That the significant value offered by Golden Gate Capital was the result of a highly competitive process, initiated in December 2013, which benefitted from competitive tension among a number of serious strategic, financial and real estate buyers for Red Lobster and Red Lobster’s real estate to maximize bid values;

•	The Board’s belief that, after consideration of potential strategic alternatives, the Red Lobster Transaction is expected to provide greater benefits and less risk to Darden’s shareholders than any other alternative in the range of possible alternatives considered by the Board;

•	That the purchase price of approximately $2.113 billion in the Red Lobster Transaction is approximately 9x Red Lobster’s EBITDA for the twelve months ending April 27, 2014, comparing favorably to other recent casual dining transaction multiples;

•	The expectation that the transaction will not increase the Company’s general and administrative (“G&A”) expenses as a percentage of sales, despite meaningfully lower total revenue following the sale and that the Company can achieve a significant reduction in annualized G&A expenses as a percentage of sales within 12 to 18 months of the closing of the Red Lobster Transaction (excluding the lobster aquaculture research and development costs);

•	The expectation that the post-Transaction Company will experience meaningful cash flow growth with reduced quarterly sales and earnings volatility;

•	That the closing of the Red Lobster Transaction with Golden Gate Capital is subject only to customary closing conditions and regulatory approvals, and is not subject to a financing condition;

•	That the all-cash proceeds from the Red Lobster Transaction would provide Darden with immediate and certain value which may be utilized to reduce its outstanding debt and maintain its investment-grade credit rating, while also enabling Darden to maintain its dividend at $2.20 per share per annum and return significant cash to shareholders;

•	That the Red Lobster Transaction can be accomplished more expeditiously than a spin-off of the Red Lobster business or of Darden’s real estate assets generally, including a spin-off of our real estate portfolio into a separate, publicly-traded REIT, thereby allowing management to refocus its exclusive attention on the distinct value creation opportunities available to the Company and implement the operational improvements that will drive Darden’s long-term success. The Red Lobster Transaction also secures substantial immediate cash value for the Red Lobster business while eliminating Darden’s exposure to the earnings risks and fluctuations of that business; and

•	By retaining the rest of the Company’s real estate portfolio, the Company maintains the flexibility to monetize remaining real estate assets through sale-leaseback or other transactions where desirable, taking into account potential tax leakage, debt breakage costs and other pertinent factors.

Shareholder Approval Considerations

As noted above, under controlling Florida law, a corporation may sell its property, without the approval of its shareholders, on the terms and conditions and for the consideration determined by the corporation’s board of directors, subject to their fiduciary duties, so long as the property to be sold does not constitute all or substantially all of the corporation’s property. The Red Lobster Transaction does not involve a sale of all or substantially all of the Company’s property because, among other reasons, the Red Lobster business represents only 25% of the Company’s consolidated EBITDA (based on third quarter EBITDA) and 19.4% of the Company’s total assets as of February 2014. Accordingly, the Company’s shareholders do not have a statutory right to cast a legally binding vote on the Red Lobster Transaction.

In determining whether to approve the Red Lobster Transaction, the Board considered that the Agreement did not condition the closing of the Transaction upon the approval of Darden shareholders. In deciding to authorize the Agreement prior to the Special Meeting and without such a shareholder approval condition, the Board seriously considered our shareholders’ expressed support for a Special Meeting to vote on the Precatory Proposal, but ultimately decided, in accordance with its duties and responsibilities under Florida law, that the strategic and financial benefits of the Red Lobster Transaction, and the risks associated with not promptly approving the Red Lobster Transaction, made it essential to proceed promptly with the Transaction on the terms which the Company had been able to negotiate.

Following Starboard’s announcement that it would seek a special shareholder meeting regarding the Red Lobster separation, bidders strongly advised Darden that the uncertainty associated with a shareholder approval closing condition would be unacceptable to them given the time and financial resources required to explore a transaction and formulate a final bid. Nevertheless, after the Company received Golden Gate Capital’s final bid, the Company further sought to negotiate a shareholder approval condition in the Agreement but was unable to do so. Moreover, such a proposed condition is not required by Florida law and, to our knowledge, is unprecedented for a transaction of this relative size and nature, inasmuch as the Red Lobster business represents only approximately 25% of the Company’s consolidated EBITDA and 19.4% of total assets.

By the time the Agreement was brought to the Board for final approval on May 14, 2014, the Board was faced with the decision of either proceeding with the Red Lobster Transaction, which it believed to be a highly attractive transaction developed during a six-month process following a competitive sales process, or effectively terminating the Red Lobster Transaction. After careful discussion and deliberation, the Board concluded that the interests of Darden and its shareholders would best be served by proceeding, without delay, with the Red Lobster Transaction because, in addition to the reasons described above in the section entitled “Reasons for the Red Lobster Transaction,” among other reasons, (i) the sale to Golden Gate Capital was highly attractive both financially and strategically, (ii) the current real estate investment climate is excellent and the current debt markets are very strong, (iii) the competitive sales process by which the attractive offer had been achieved would be extremely difficult to restart if it were significantly delayed, (iv) delay would risk further decline in Red Lobster’s performance, and (v) delay could result in a less attractive acquisition price or a failed sales process.

The Board also gave considerable weight to the fact that the Red Lobster Transaction reflects the significant amount of feedback the Company had received from shareholders during its shareholder engagement efforts both before and during the sales process. In discussions with our shareholders, the clearest messages received were the following:

•	That a spin-off of Red Lobster was disfavored because either the spun-off entity’s market capitalization would be too small to meet investors’ guidelines or investors did not wish to hold the Red Lobster shares for a potentially extended turnaround period;

•	That if an attractive sale transaction could be negotiated, it would be a favorable outcome for Darden shareholders;

•	That the greatest value potential was to be realized by improving operating performance at Olive Garden and maintaining the Company’s dividend; and

•	That although many of our shareholders had indicated that they had supported the call of the Special Meeting because of the desirability of increased shareholder input, many of those same shareholders had not reached a decision as to how they would vote on the Precatory Proposal at such meeting.

The Red Lobster Transaction is an all-cash sale of the Red Lobster business and its real estate for an attractive price which also enables the Company to maintain its dividend (the desirability of which our shareholders strongly conveyed during our engagement efforts) and reduce indebtedness, as well as return significant cash to shareholders.

Summary of the Red Lobster Transaction

The Red Lobster Transaction is structured as a sale of substantially all of the assets and certain equity interests, and the assumption of certain liabilities, of the Red Lobster business, as well as the sale of certain other related assets, for approximately $2.113 billion. It is in an all-cash transaction which is subject to customary post-closing adjustment for net working capital, cash and cash equivalents and net indebtedness of the Red Lobster business at closing. The Red Lobster Transaction is expected to close in the first quarter of our fiscal year 2015 (i.e., the third quarter of calendar year 2014).

The Transaction

Subject to the terms and conditions of the Agreement and in accordance with Delaware General Corporate Law and other applicable law, at the closing, the Company will sell or cause to be sold to an entity formed by affiliates of Golden Gate Capital (“Buyer”), and Buyer will purchase, certain equity interests and substantially all of the assets of the Red Lobster business, and certain other related assets, and assume certain liabilities of the Red Lobster business.

Closing

Unless the parties otherwise mutually agree in writing, the closing of the Red Lobster Transaction will occur on the later of (i) the third business day after all of the conditions set forth in the Agreement have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the closing) and (ii) July 28, 2014.

Representations and Warranties; Covenants

The Agreement contains customary representations and warranties and covenants by Darden and Buyer which include, among others, covenants for Darden to conduct the Red Lobster business in the ordinary course between the execution of the Agreement and closing and not to engage in certain kinds of transactions during that period. In addition, certain covenants require Darden and Buyer to endeavor, subject to the terms and conditions of the Agreement, to obtain permits and liquor license approvals and other third party consents, the costs and expenses of which are allocated between the parties in the Agreement. The Agreement also includes an obligation for Darden, under certain specified circumstances, to enter into interim management agreements until such liquor licenses have been obtained. Buyer is required to use reasonable best efforts to obtain the financing for the Red Lobster Transaction.

Most representations, warranties and covenants included in the Agreement expire fifteen months after the closing, with longer periods provided for certain environmental, tax and employee benefits matters, as well as certain fundamental representations, including representations regarding the Company’s existence and authority to enter into the Agreement. The Agreement also contains customary mutual indemnification provisions for breaches of representations, warranties and covenants and excluded and assumed liabilities, as well as indemnification for Buyer with respect to certain tax matters and workers’ compensation and certain specified liabilities. Both parties’ liability under the indemnification provisions are subject, in certain cases, to caps and deductibles.

Employee Matters

At closing, employees who are primarily dedicated to Red Lobster and certain additional employees who have been designated as Red Lobster employees and who accept (or who are deemed to accept) an offer of employment from Buyer will be transferred to the new Red Lobster. Each transferred employee will receive, for a period of 12 months after the closing, the same or better annual base salary or wages and incentive compensation opportunities that are substantially comparable in the aggregate to their ordinary course target short and long term incentive compensation opportunities as of immediately prior to the closing. Transferred employees will also receive, during such 12 month period, other benefits that are, in the aggregate, substantially comparable to their existing benefits, excluding stock purchase, defined benefit pension, post-employment welfare arrangements and certain deferred compensation benefits, as applicable. For eligibility and vesting purposes with respect to compensation and benefits, each transferred employee will be credited for his or her years of service at Darden. The Agreement also contains customary mutual covenants preventing Darden or Buyer from soliciting or hiring certain senior Red Lobster or Darden employees, respectively, for a period of three years after the closing.

Financing

Buyer’s obligation to complete the transaction is not conditioned upon its ability to obtain financing to pay the transaction consideration. The Buyer has obtained debt financing commitments from Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., GE Capital and Jefferies Finance LLC. In addition, Buyer is financing a portion of the purchase price for the Transaction with the proceeds of a sale leaseback transaction (the “Sale Leaseback Transaction”) with an affiliate of American Realty Capital Properties, Inc. (the “Sale Leaseback Purchaser”). Buyer is required to use reasonable best efforts to obtain the financing.

Regulatory Approvals

The Company and Buyer have agreed to cooperate and use commercially reasonable efforts to obtain all regulatory approvals required to complete the transactions contemplated by the Agreement. The Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the “HSR Act”) requires the parties to file notification and report forms with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and to

observe specified waiting period requirements before completing the transaction. The parties are also required to obtain all necessary approvals under applicable Canadian competition laws.

Closing Conditions

Each party’s obligation to consummate the Red Lobster Transaction is subject to a number of customary conditions, including the following, as further described in the Agreement: (i) expiration or termination of the waiting period under the HSR Act and applicable Canadian competition laws; (ii) absence of adverse laws or orders prohibiting the transaction; (iii) the performance of both parties in all material respects of their obligations and agreements under the Agreement; (iv) the representations and warranties of the parties being true and correct, subject to the materiality standards contained in the Agreement; and (v) the absence of any Material Adverse Effect (as defined in the Agreement) that is continuing. As is customary for transactions of this size and nature, and as is discussed further in the section entitled “Shareholder Approval Considerations,” the Agreement is not conditioned on approval by Darden shareholders.

The Agreement also has a standard definition of “Material Adverse Effect” which contains customary exclusions for, among other things, changes in law or GAAP, changes or developments in general economic conditions in the industries or markets in which the Red Lobster business operates, failure of the business to meet internal projections or estimates, natural disasters and war, and changes or developments in financial, credit or securities markets, general economic or business conditions, or political, social or regulatory conditions.

Termination and Termination Fees

The Agreement contains certain customary termination rights, including, among others: (i) the right of the parties to terminate the Agreement by mutual consent; (ii) the right of either party to terminate the Agreement following the issuance of a final, non-appealable order or injunction prohibiting the transaction; (iii) the right of either party to terminate the Agreement if the Red Lobster Transaction has not occurred within 180 days after the date of the Agreement (the “Outside Date”), subject to certain conditions; (iv) the right of either party to terminate the Agreement due to a breach by the other party of any of its representations, warranties or covenants which would result in such party’s closing conditions not being satisfied, subject to certain conditions; and (v) the right of Darden to terminate the Agreement if Buyer fails to consummate the Transaction if all of the conditions to the obligation of Buyer to close the Transaction have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing).

A termination of the Agreement by Darden under the circumstances described in clauses (iv) and (v) above will entitle Darden to receive from Buyer a reverse termination fee equal to $60,000,000 (the “Reverse Termination Fee”). In addition, Darden will be entitled to receive a payment of liquidated damages from the Sale Leaseback Purchaser in the event that the Agreement is terminated under circumstances in which the Reverse Termination Fee is payable and the Sale Leaseback Purchaser is in breach of the Agreement (which breach has not been cured) between Buyer and the Sale Leaseback Purchaser governing the Sale Leaseback Transaction. Darden is not required to pay Buyer a termination fee under any circumstances.

Darden is also entitled to seek specific performance of Buyer’s obligations under the Agreement and, in certain limited circumstances, of Buyer’s obligation to cause the equity financing to be funded if all other closing conditions are otherwise satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the closing, each of which is capable of being satisfied, other than those that have not been satisfied as a result of Buyer’s breach), the debt and sale-leaseback financing are available and Seller has irrevocably confirmed in writing that it is prepared to close.

The foregoing description of the Red Lobster Transaction and the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which was filed as Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 21, 2014 and the Company’s Current Report

on Form 8-K/A filed with the SEC on May 23, 2014. This summary of the Agreement has been included to provide our shareholders with information regarding its terms. It is not intended to provide any other factual information about Darden, or its respective subsidiaries and affiliates. The Agreement contains representations and warranties by each of the parties to the Agreement with respect to matters as of specified dates. These representations and warranties were made solely for the benefit of the other parties to the Agreement and are not intended to be treated as categorical statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, may have been qualified in the Agreement by confidential disclosure schedules that were delivered to the other party in connection with the signing of the Agreement, which disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the Agreement, may be subject to standards of materiality applicable to the parties that differ from what might be viewed as material to shareholders and were made only as of the date of the Agreement or such other date or dates as may be specified in the Agreement. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by Darden. Accordingly, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Darden.

APPRAISAL RIGHTS

Shareholders of the Company do not have appraisal rights under Florida law in connection with the Special Meeting or the Red Lobster Transaction.

SOLICITATION OF PROXIES

The cost of this Proxy Statement will be borne by the Company. The Company has retained Innisfree as proxy solicitors, at a fee estimated not to exceed $[—] plus reasonable out-of-pocket expenses, to assist in this solicitation. In addition to the use of the mails, proxies may be solicited by the Company by facsimile, telephone, email and other electronic channels of communications, in person discussions and by advertisements. Innisfree will also assist the Company’s communications with its shareholders with respect to the Proxy Statement and such other advisory services as may be requested from time to time by the Company. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s Proxy Statement materials to, and obtaining instructions relating to such materials from, beneficial owners of the Common Stock. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table in Annex A sets forth the beneficial ownership of our Common Stock as of April 27, 2014 for each person or group that holds more than 5% of our Common Stock, as well as for each of our current Directors and named executive officers and for our current directors and executive officers as a group. To our knowledge, each person that beneficially owns our shares has sole voting and disposition power with regard to such shares. Except as set forth in Annex A, no person who has been a director or executive officer of the Company at any time since May 26, 2013, has any substantial interest, direct or indirect, by security holdings or otherwise, in the outcome of this solicitation.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 1000 Darden Center Drive, Orlando, Florida 32837.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A single Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement, please notify your broker and direct your written request to Innisfree, at 501 Madison Avenue, 20th Floor, New York, NY 10022. Shareholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2014 ANNUAL MEETING

The deadline for shareholder proposals to be included in our proxy statement for our 2014 annual meeting of shareholders pursuant to Rule 14a-8 was April 8, 2014, and new shareholder proposals for inclusion in the Company’s proxy statement for the 2014 annual meeting pursuant to Rule 14a-8 are no longer being accepted by the Company.

Under our Bylaws (which are subject to amendment), the deadline for nominating a director or bringing other business before the shareholders at our 2014 annual meeting was May 21, 2014.

If you would like a copy of our Bylaws, we will send you one without charge on request. A copy of our Bylaws also is available at www.darden.com.

If you wish to recommend a nominee for director, you should comply with the procedures provided in our Director Nomination Protocol available at www.darden.com as Appendix A to our Nominating and Governance Committee charter.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to, those described in “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and other filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company’s expectations.

WHERE YOU CAN FIND MORE INFORMATION

The Company is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors—Financial Information—SEC Filings” section of our website at www.darden.com. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated by reference.

If you have any questions or need any assistance in revoking a proxy you may have given to Starboard, please contact our agent:

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New York, NY 10022

Shareholders call toll-free: (877) 825-8631

Banks and Brokers call collect: (212) 750-5833

Annex A

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percent of All Shares
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	14,419,500	(2)	10.93%
Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	8,724,152	(3)	6.61%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	8,527,032	(4)	6.46%
Starboard Value LP 830 Third Avenue, 3rd Floor New York, NY 10022	7,869,818	(5)	6.2%
Michael W. Barnes	4,732		*
Leonard L. Berry	44,369		*
Christopher J. Fraleigh	28,945		*
Victoria D. Harker	11,620		*
David H. Hughes	97,289		*
Charles A. Ledsinger, Jr.	80,771		*
William M. Lewis, Jr.	123,998		*
Connie Mack III	35,457		*
Clarence Otis, Jr.	1,483,658		1.11%
Michael D. Rose	159,498		*
Maria A. Sastre	49,757		*
William S. Simon	4,732		*
C. Bradford Richmond	260,488		*
David T. Pickens	416,493		*
Eugene Lee	280,832		*
All directors and executive officers as a group (24 individuals)	4,219,773		3.11%

*	Less than 1% of the outstanding common stock.
(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2)	Based on a Schedule 13G filed February 13, 2014, as of December 31, 2013, Capital Research Global Investors beneficially owned an aggregate of 14,419,500 shares, and had sole power to vote and dispose of all those shares.
(3)	Based on a Schedule 13G filed January 28, 2014, as of December 31, 2013, BlackRock, Inc. beneficially owned an aggregate of 9,722,684 shares, and had sole power to vote and dispose of all those shares.
(4)	Based on a Schedule 13G filed February 12, 2014, as of December 31, 2013, The Vanguard Group, Inc. beneficially owned an aggregate of 8,724,152 shares, and had sole power to vote 210,224 shares, sole dispositive power over 8,527,728 shares, and shared dispositive power over 196,424 shares.
(5)	Based on Amendment No. 9 to its Schedule 13D filed May 23, 2014, Starboard Value LP beneficially owned an aggregate of 7,869,818 shares and had sole power to vote and dispose of all those shares.